                                                                    Exhibit 99.3

                               AT&T WIRELESS GROUP

                        COMBINED STATEMENTS OF OPERATIONS
                              (Dollars in Millions)
                                   (Unaudited)

                                                    For the Three Months Ended
                                                    March 31,         March 31,
                                                      2000              1999
REVENUE
Services revenue                                    $1,992           $ 1,372
Equipment revenue                                      206               191
Total revenue                                        2,198             1,563

OPERATING EXPENSES
Costs of services and products                       1,052               810
Selling, general and administrative                    750               564
Depreciation and amortization                          369               276
Total operating expenses                             2,171             1,650

OPERATING INCOME(LOSS)                                  27               (87)

Other income                                            81                44
Interest expense                                        51                32
Income (loss) before income taxes                       57               (75)
Provisions (benefit) for income taxes                   30               (26)

Net income (loss)                                       27               (49)

Dividend requirements on preferred
  stock held by AT&T, net                               14                14

Net income (loss) after preferred stock
  dividends                                         $   13           $   (63)


                               AT&T WIRELESS GROUP
                             COMBINED BALANCE SHEETS
                              (Dollars in Millions)

                                                        March 31,  December 31,
                                                          2000         1999
                                                       (unaudited)
ASSETS

Cash and cash equivalents                              $    10       $    5
Accounts receivable, less allowances
  of $141 and $130                                       1,330        1,300
Inventories                                                146          162
Deferred income taxes                                      141          127
Prepaid expenses and other current assets                   46           34
Total Current Assets                                     1,673        1,628

Property, plant and equipment, net of
  accumulated depreciation of $4,316
  and $4,033                                             6,896        6,349

Licensing costs, net of accumulated
  amortization of $1,583 and $ 1,519                     8,598        8,571

Investments                                              5,233        4,502

Goodwill and other assets, net  of accumulated
  Amortization of $407 and $335                          2,490        2,462

TOTAL ASSETS                                           $24,890      $23,512

LIABILITIES

Accounts payable                                       $   850      $   921
Payroll and benefit-related liabilities                    212          291
Debt maturing within one year                              154          154
Other current liabilities                                  986          931
Total Current Liabilities                                2,202        2,297

Long-term debt due to AT&T                               3,700        3,400

Deferred income taxes                                    3,812        3,750

Other long-term liabilities                                134           48

TOTAL LIABILITIES                                        9,848        9,495

MINORITY INTEREST                                           15           20

EQUITY
Preferred stock held by AT&T                             1,000        1,000
Combined Equity                                         13,975       12,971
Accumulated other comprehensive income                      52           26
TOTAL EQUITY                                            15,027       13,997

TOTAL LIABILITIES AND EQUITY                           $24,890      $23,512